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Exhibit 99.1

FIRST HORIZON RAISES GUIDANCE FOR 4TH QUARTER 2003; ISSUES GUIDANCE FOR 1ST QUARTER 2004

Alpharetta, GA, January 8, 2004—First Horizon Pharmaceutical Corporation (NASDAQ: FHRX), a specialty pharmaceutical company, today raised its previously issued guidance for the fourth quarter ended December 31, 2003, and issued guidance for the first quarter of 2004.

        The Company reported that it expects net revenues for the fourth quarter ended December 31, 2003, excluding special items that are non-recurring in nature to be between $29 and $31 million compared to its previously issued guidance of between $26 and $28 million. Earnings per share, excluding special items that are non-recurring in nature are expected to be between 13 cents and 15 cents compared to its previously issued guidance of between 10 and 12 cents. Net revenues including the special items are expected to be between $35 and $37 million and earnings per share including the special items are expected to be between 25 and 27 cents.

        The Company also stated that it had approximately $43 million in cash and short-term investments as of December 31, 2003. Trade levels of inventories for the Company's promoted products were approximately one month at December 31, 2003. The Company noted that the fourth quarter results are preliminary and are subject to audit by its independent certified public accountants.

First Quarter 2004 Outlook

        The Company announced that it expects net revenues to be between $29 and $31 million and earnings per share of between 11 and 13 cents for the first quarter of 2004. The Company stated that it is progressing with the expansion of its sales force by an additional 150 territories which will bring the sales force to a total of 400 territories, which the Company expects to complete in the second quarter of 2004. Results for the first quarter of 2004 will be impacted by additional cost associated with the hiring and training of the new sales representatives as well as marketing cost associated with the re-launch of Sular.

Presentation at the 22nd Annual JPMorgan Health Care Conference

        The Company will present at the 22nd Annual JPMorgan Healthcare Conference in San Francisco, California on Wednesday January 14, 2004 at 9:00 a.m. Pacific Time. The presentation will also be available via a live webcast.    You are invited to listen to the presentation by visiting http://equityconferences.jpmorgan.com/.

First Horizon Background

        First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women's health/pediatrics. The Company has a portfolio that includes 14 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 250 representatives. The Company's web site address is:

http://www.firsthorizonpharm.com.

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Safe Harbor Statement

This press release contains forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

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  Actual net revenues and earnings per share for the fourth quarter of 2003 and the first quarter of 2004 may differ from expected net revenues and earnings per share;

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  The timing of implementing our plan to increase the number of its sales representatives and the size of such increase and cost associated with their hiring and training may differ from our current expectations;

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  The contribution of Sular has been below expectations since we acquired the product and has adversely affected our operating results. The potential growth rate for Sular may be limited by slower growth for the class of drugs to which Sular belongs and the ability of our sales representatives to influence prescribing habits of physicians;

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  Sales of Prenate GT have been adversely affected by the introduction of competitive products; moreover, the shelf life of Prenate GT increases the likelihood of returns of Prenate GT, thereby reducing net sales;

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  Sales of our Tanafed products have been adversely affected by the introduction of competitive products, and a previously issued FDA notice may cause us to incur increased expenses and adversely affect our ability to continue to market and sell our Tanafed products;

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  Introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory which would adversely affect our operating results;

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  Our supplier can terminate our rights to commercialize the Nitrolingual Pumpspray and our sales of the smaller size of this product may not be successful;

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  A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in reduced sales;

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  If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them;

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  We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels) or trade levels of inventory;

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  An adverse judgment in the securities class action litigation in which we and certain directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity;

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  If our products under development fail in clinical studies, if we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return;

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  Our business and products are highly regulated. The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations; and

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  Some unforeseen difficulties may occur.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

Contact:

Adam Mathis

First Horizon Pharmaceutical Corporation

770-442-9707 ext. 1415

amathis@horizonpharm.com

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FIRST HORIZON RAISES GUIDANCE FOR 4TH QUARTER 2003; ISSUES GUIDANCE FOR 1ST QUARTER 2004